UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GREAT LAKES BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-4237490
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2421 Main Street, Buffalo, New York	14214
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: 333-103211

                                                                                                                        (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.001 par value per share
(Title of Class)

Class B Common Stock, $.001 par value per share
(Title of Class)

Item 1.     Description Of Registrant's Securities To Be Registered

          General.

          Our authorized capital stock consists of (i) 20 million shares of common stock, $.001 par value per share, (ii) 5 million shares of Class B common stock, $.001 par value per share and (iii) 5 million shares of preferred stock, $.001 par value per share.

          The following discussion, which describes all material terms of our capital stock, is qualified in its entirety by reference to our certificate of incorporation and bylaws, each as amended to date, copies of which are filed as exhibits to this registration statement.

          Common Stock

          The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. Accordingly, holders of a majority of the outstanding shares of our common stock can elect all members of our Board of Directors, and holders of the remaining shares by themselves cannot elect any member of the Board of Directors.

          The holders of our common stock are entitled to receive dividends in the discretion of our Board of Directors. We may only pay dividends out of funds legally available for this purpose. No dividends may be paid on our common stock unless an equal dividend is paid on our class B common stock. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably with the holders of our class B common stock in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of shares of our common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemptive provisions applicable to our common stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

          Class B Common Stock

          Our common stock and class B common stock are identical and the holders thereof have equal and identical rights, except with respect to voting. Our class B common stock is non-voting, and the holders thereof are not entitled to vote on any matters to be voted on by stockholders, except as otherwise specifically provided by the Delaware General Corporation Law and other applicable law.

          Preferred Stock

          Our certificate of incorporation provides that our Board of Directors may establish one or more classes or series of preferred stock having such number of shares and relative voting rights, designation, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over holders of our common stock and class B common stock with respect to dividends, liquidation, dissolution or our winding up in such amounts are established by the resolutions of our Board of Directors issuing such shares.

Item 2.         Exhibits
Exhibit No.	Exhibit

2.1

Agreement and Plan of Reorganization, dated as of February 10, 2003, between the Registrant and Greater Buffalo Savings Bank (incorporated by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-103211) filed with the Securities and Exchange Commission on February 14, 2003).

3.1

Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-103211) filed with the Securities and Exchange Commission on February 14, 2003).

3.3

Bylaws of the Registrant (incorporated by reference to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-103211) filed with the Securities and Exchange Commission on February 14, 2003).

4.1

Specimen Certificate of the Registrant's Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-103211) filed with the Securities and Exchange Commission on February 14, 2003).

21.1

Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-103211) filed with the Securities and Exchange Commission on February 14, 2003).

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 30, 2003	GREAT LAKES BANCORP, INC. By: /s/ Andrew W. Dorn, Jr. Andrew W. Dorn, Jr. President and Chief Executive Officer